Exhibit 10.2

EXHIBIT B

CONSULTING AGREEMENT

This Consulting Agreement (“Consulting Agreement”) is made and entered into as of April 1, 2013 (“Effective Date”), by and between Nature’s Sunshine Products, Inc. (“Company”), and Michael Dean (“Consultant”) (together, the “Parties”).  Company desires to retain Consultant as an independent contractor to perform consulting services for Company and Consultant is willing to perform such services, on terms set forth more fully below.  This Consulting Agreement shall become effective on the date that the Release required under the Employment Agreement between the Parties dated on or about March 12, 2010, as amended March 4, 2013 (the “Employment Agreement”) becomes effective and enforceable following the expiration of any applicable revocation period (the “Effective Date”).  In consideration of the mutual promises contained herein, the parties agree as follows:

1.     SERVICES AND COMPENSATION

Services.  Consultant shall perform for the Company the services mutually agreed to between the Parties as and when reasonably requested by the Company’s new CEO (“Services”).

Fees.  Provided Consultant continues to comply with the Restrictive Covenants set forth in Section 6 of the Employment Agreement, as amended, the Company shall pay Consultant in the following fashion:

a.  For the period from the Effective Date until March 15, 2014, $470,000 payable on a monthly basis in 12 equal installments, with the first such installment to be paid on April 15, 2013, and the last such installment to be paid on March 15, 2014; provided, however, the Release required under the Employment Agreement must have become effective and enforceable in accordance with its terms following expiration of the applicable revocation period before any payments are made under this Consulting Agreement.  The Company and Executive agree that all payments required under this section 1.a. shall be made in full on or before March 15, 2014.  All payments hereunder shall be subject to withholding of all applicable taxes by the Company.

2.     CONFIDENTIALITY

Definition.  “Confidential Information” means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customers, customer lists, markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information disclosed by Company either directly or indirectly in writing, orally or by drawings or inspection of parts or equipment.

Non-Use and Non-Disclosure.  Consultant shall not, during or subsequent to the term of this Consulting Agreement, use Company’s Confidential Information for any purpose whatsoever other than the performance of the Services on behalf of Company or disclose Company’s Confidential Information to any third party.  It is understood that said Confidential Information will remain the sole property of Company.  Consultant further shall take all reasonable precautions to prevent any unauthorized disclosure of such Confidential Information.

Third Party Confidential Information.  Consultant recognizes that Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes.  Consultant agrees that Consultant owes Company and such third parties, during the term of this Consulting Agreement and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out the Services for Company consistent with Company’s agreement with such third party.

Return of Materials.  Upon the termination of this Consulting Agreement, or upon Company’s earlier request, Consultant shall deliver to Company all of Company’s property or Confidential Information that Consultant may have in Consultant’s possession or control.

3.     OWNERSHIP

Assignment.  Consultant agrees that all copyrightable material, notes, records, drawings, designs, inventions, improvements, developments, discoveries and trade secrets conceived, made or discovered by Consultant, solely or in collaboration with others, during the term of this Consulting Agreement which relate in any manner to the business of Company that Consultant may be directed to undertake, investigate or experiment with, or which Consultant may become associated with in work, investigation or experimentation in the line of business of Company in performing the Services hereunder (collectively, “Work Product”), are the sole property of Company.  Consultant further shall assign (or cause to be assigned) and does hereby assign fully to Company all Work Product and any copyrights, patents, mask work rights or other intellectual property rights relating thereto.

Further Assurances.  Consultant shall assist Company, or its designee, at Company’s expense, in every proper way to secure Company’s rights in the Work Product and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments that Company deems necessary in order to apply for and obtain such rights and in order to assign and convey to Company, its successors, assigns and nominees the sole and exclusive right, title and interest in and to such Work Product, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto.  Consultant further agrees that Consultant’s obligation to execute or cause to be executed, when it is in Consultant’s power to do so, any such instrument or papers will continue after the termination of this Consulting Agreement.

Pre-Existing Materials.  Consultant agrees that if in the course of performing the Services, Consultant incorporates into any invention developed hereunder any invention, improvement, development, concept, discovery or other proprietary information owned by Consultant or in which Consultant has an interest, (1) Consultant shall inform Company, in writing before incorporating such invention, improvement, development, concept, discovery or other proprietary information into any invention; and (2) Company is hereby granted and shall have a nonexclusive, royalty-free, perpetual, irrevocable, worldwide license to make, have made, modify, use and sell such item as part of or in connection with such invention.  Consultant shall not incorporate any invention, improvement, development, concept, discovery or other proprietary information owned by any third party into any Invention without Company’s prior written permission.

Attorney in Fact.  Where Company is unable because of Consultant’s unavailability, dissolution, mental or physical incapacity, or for any other reason, to secure Consultant’s signature to apply for or to pursue any application for any United States or foreign patents or mask work or copyright registrations covering the Work Product assigned to Company above, then Consultant hereby irrevocably designates and appoints Company and its duly authorized officers and agents as Consultant’s agent and attorney in fact, to act for and in Consultant’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyright and mask work registrations thereon with the same legal force and effect as if executed by Consultant.

4.     CONFLICTING OBLIGATIONS

Conflicting Obligations/Restrictive Covenants.  Consultant certifies that Consultant has no outstanding agreement or obligation that is in conflict with any of the provisions of this Consulting Agreement, or that would preclude Consultant from complying with the provisions hereof, and further certifies that Consultant will not enter into any such conflicting agreement during the term of this Consulting Agreement.  Consultant explicitly agrees that during the Term of this Consulting Agreement (as defined under Section 5, below), Consultant shall not, other than on behalf of the Company or with the prior written consent of the Company, (i) serve as a partner, employee, independent contractor, consultant, advisor, officer, director, proprietor, manager, agent, associate, or (ii) directly or indirectly, own (except for passive ownership of two (2%) or less of any entity whose securities have been registered under the Securities Act of 1933 or Section 12 of the Securities Exchange Act of 1934), purchase, invest in, organize or take preparatory steps for the organization of, or (iii) directly or indirectly, build, design, finance, acquire, lease, control, operate, manage, invest in, work or consult for, or otherwise affiliate himself with, any firm, partnership, corporation, entity or business that is a Competing Business.  For purposes of this Consulting Agreement, a “Competing Business” is (i) any business enterprise that is primarily engaged in any activity that competes anywhere in the world with any activity in which the Company is then engaged, or for which it has then current plans to engage, including sales or distribution of herbs, vitamins or nutritional supplements, weight management products, or any product, which the Company sells, distributes or has developed at the time of Executive’s termination; or (ii) any business enterprise seeking to effectuate a transaction that would result in a Change of Control as defined in the Employment Agreement.  Moreover, Consultant agrees not to influence or attempt to influence any employee, sales leader, manager, coordinator, consultant, supplier, licensor, licensee, contractor, agent, strategic partner, distributor, customer or other person to terminate his or her employment with the Company or modify any written or oral agreement, relationship, arrangement or course of dealing the Company; nor will consultant solicit for employment or employ or retain (or arrange to have any other person or entity employ or retain) any person who has been employed or retained by any member of the Company within the preceding twelve (12) months.

5.     TERM AND TERMINATION

Term.  This Consulting Agreement will commence on the Effective Date and will continue until the earlier of (1) March 15, 2014, or (2) termination as provided below.

Termination.  Consultant may terminate this Consulting Agreement without cause upon giving one (1) month’s prior written notice thereof to the Company in accordance with Section 6 of this Consulting Agreement.  If Consultant terminates this Consulting Agreement under the prior sentence, Company shall pay to Consultant any fees that became payable prior to the effective date of termination and the rights of Executive under Section 6 of the Amendment to Consultant’s Employment Agreement (other than Section 6b thereof) shall remain in full force and effect in accordance with their terms.  Either party may terminate this Consulting Agreement prior to the expiration of its term in the event of a material breach of the terms or conditions of this Consulting Agreement by the other party, which breach is not cured within thirty (30) days of written notice from the party not in breach.  In addition, the Company may terminate this Consulting Agreement prior to the expiration of its term in the event of a breach by the Consultant of the Restrictive Covenants set forth in Section 6 of his Employment Agreement, as amended and such termination shall be deemed to be a termination for cause.  In addition to these rights of termination, each party will have the right, in the event of an uncured breach by the other party, to avail itself of all remedies or causes of action, in law or equity, for damages as a result of such breach. A material provision of this Consulting Agreement shall include, but is not limited to, the provisions labeled Non-Use and Non-Disclosure, Conflicting Obligations, and Confidentiality of Consulting Agreement.  Company may terminate this Consulting Agreement without cause at any time, provided that upon such termination all payments owing to Consultant for the remainder of the Term shall be paid monthly to Consultant through the end of the term (March 15, 2014) as set forth in Section 1.

Survival.  Upon such termination all rights and duties of the parties toward each other will cease except:

a.                                      Company shall pay amounts it is otherwise obligated to pay, including payments for the remainder of the term to the extent specified above; and

b.                                      Sections 2 (Confidentiality), 3 (Ownership), 4 (Conflicting Obligations), and 6 (Miscellaneous) will survive termination of this Consulting Agreement.

6.     MISCELLANEOUS

Services and Information Prior to Effective Date.  All Services performed by Consultant and all information and other materials disclosed between the parties prior to the Effective Date shall be governed by the terms of this Consulting Agreement, except where those Services are covered by a separate agreement between Consultant and Company.

Nonassignment/Binding Consulting Agreement.  The parties acknowledge that the unique nature of Consultant’s services is substantial consideration for the Parties’ entering into this Consulting Agreement.  Neither this Consulting Agreement nor any rights under this Consulting Agreement may be assigned or otherwise transferred by Consultant, in whole or in part, whether voluntarily or by operation of law, without the prior written consent of Company.  Subject to the foregoing, this Consulting Agreement will be binding upon and will inure to the benefit of the Parties and their respective successors and assigns.  Any assignment in violation of the foregoing will be null and void.

Non-Solicitation.  Consultant agrees, during the term of this Consulting Agreement and for a period of twelve (12) months immediately following the termination of this Consulting Agreement, not to directly or indirectly solicit any of the Company’s employees to leave their employment at the Company.

Indemnity.  Consultant agrees to indemnify and hold harmless the Company and its directors, officers and employees from and against all taxes, losses, damages, liabilities, costs and expenses, including attorneys’ fees and other legal expenses, arising directly or indirectly from or in connection with (i) any grossly negligent, reckless or intentionally wrongful act of Consultant or Consultant’s assistants, employees or agents, (ii) any material breach by the Consultant or Consultant’s assistants, employees or agents of any of the covenants contained in this Consulting Agreement, (iii) any material failure of Consultant to perform the Services in accordance with all applicable laws, rules and regulations, or (iv) any material violation or claimed violation of a third party’s rights resulting in whole or in part from the Company’s use of the work product of Consultant under this Consulting Agreement.

Notices.  Any notice required or permitted under the terms of this Consulting Agreement or required by law must be in writing and must be (i) delivered in person, (ii) sent by first class registered mail, or air mail, as appropriate, or (iii) sent by overnight air courier, in each case properly posted and fully prepaid to the appropriate address as follows:

For the Company:	Nature’s Sunshine Products, Inc.
Attn: General Counsel
P.O. Box 19005
75 East 1700 South
Provo, UT 84605-9005

For Consultant:	Michael Dean
2188 East Tuscany Creek Way
Draper, UT 84020

Either Party may change its address for notices by notice to the other Party given in accordance with this Section.  Notices will be deemed given at the time of actual delivery in person, three (3) business days after deposit in the mail as set forth above, or one (1) day after delivery to an overnight air courier service.

Waiver.  Any waiver of the provisions of this Consulting Agreement or of a Party’s rights or remedies under this Consulting Agreement must be in writing to be effective.  Failure, neglect, or delay by a Party to enforce the provisions of this Consulting Agreement or its rights or remedies at any time, will not be construed as a waiver of such Party’s rights under this Consulting Agreement and will not in any way affect the validity of the whole or any part of this Consulting Agreement or prejudice such Party’s right to take subsequent action.  No exercise or enforcement by either Party of any right or remedy under this Consulting Agreement will preclude the enforcement by such Party of any other right or remedy under this Consulting Agreement or that such Party is entitled by law to enforce.

Severability.  If any term, condition, or provision in this Consulting Agreement is found to be invalid, unlawful or unenforceable to any extent, the Parties shall endeavor in good faith to agree to such amendments that will preserve, as far as possible, the intentions expressed in this Consulting Agreement.  If the Parties fail to agree on such an amendment, such invalid term, condition or provision will be severed from the remaining terms, conditions and provisions, which will continue to be valid and enforceable to the fullest extent permitted by law.

Integration.  This Consulting Agreement, contain the entire agreement of the Parties with respect to the subject matter of this Consulting Agreement and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the Parties with respect to said subject matter.  This Consulting Agreement may not be amended, except by a writing signed by both Parties.

Counterparts.  This Consulting Agreement may be executed in counterparts, each of which so executed will be deemed to be an original and such counterparts together will constitute one and the same agreement.

Governing Law.  This Consulting Agreement will be interpreted and construed in accordance with the laws of the State of Utah and the United States of America, without regard to conflict of law principles.

Independent Contractor.  It is the express intention of the parties that Consultant is an independent contractor.  Nothing in this Consulting Agreement, including the election of the rules in the arbitration provision, will in any way be construed to constitute Consultant as an agent, employee or representative of Company, but Consultant shall perform the Services hereunder as an independent contractor.  Without limiting the generality of the foregoing, Consultant is not authorized to bind the Company to any liability or obligation or to represent that Consultant has any such authority.  Consultant shall furnish all tools and materials necessary to accomplish this contract, and will incur all expenses associated with performance.  Consultant acknowledges and agrees that Consultant is obligated to report as income all compensation received by Consultant pursuant to this Consulting Agreement, and Consultant acknowledges its obligation to pay all self-employment and other taxes thereon.

Benefits.  Consultant acknowledges that Consultant will, except as set forth herein and with respect to those benefits in which Executive already has a vested interest, receive no Company-sponsored benefits from Company that are available to employees, including without limitation paid vacation, sick leave, medical insurance, and 401(k) participation.  If Consultant is reclassified by a state or federal agency or court as an employee, Consultant will become a reclassified employee and will receive no benefits except those mandated by state or federal law, even if by the terms of Company’s benefit plans in effect at the time of such reclassification Consultant would otherwise be eligible for such benefits.

Attorney’s Fees.  In any court action at law or equity which is brought by one of the Parties to enforce or interpret the provisions of this Consulting Agreement, the prevailing Party will be entitled to reasonable attorney’s fees, in addition to any other relief to which that Party may be entitled.

Voluntary Nature of Consulting Agreement.  The Parties hereto acknowledge and agree that they are executing this Consulting Agreement voluntarily and without any duress or undue influence.  The Parties further acknowledge and agree that they have carefully read this Consulting Agreement and that they have asked any questions needed to fully understand the terms, consequences and binding effect of this Consulting Agreement.  The Parties further agree that they have been provided an opportunity to seek the advice of an attorney of their choice before signing this Consulting Agreement.

The Parties have executed this Consulting Agreement below to indicate their acceptance of its terms.

MICHAEL DEAN	NATURE’S SUNSHINE PRODUCTS, INC.

/s/ Michael Dean	/s/ Stephen M. Bunker
Michael Dean	Stephen M. Bunker
Executive Vice President, Chief Financial
Officer and Treasurer